Child, Van Wagoner & Bradshaw, PLLC

 Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form F-1 of our report dated January 29, 2008, relating to the financial statements of Ore-More Resources Inc. which appears in such Prospectus.  We also consent to the reference to us under the heading Identity of Directors, Senior Management and Advisers.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

February 14, 2008

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants